Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Credence Investor Relations Contact:	Credence Editorial Contact:
John Detwiler	Judy Dale
Senior V.P. Finance & CFO	Senior Director, Marketing Communications
408.635.4758 or 408.635.4989 fax	408.635.4309 or 408.635.4986 fax
E-mail: john_detwiler@credence.com	E-mail: judy_dale@credence.com

Credence Reports Results for its First Quarter of Fiscal Year 2004

MILPITAS, Calif., February 19, 2004 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for its first fiscal quarter ended January 31, 2004.

Net sales for the first fiscal quarter of 2004 were $68.1 million, up 18 percent from prior quarter sales of $57.8 million, and up approximately 86 percent from $36.7 million in the first fiscal quarter of 2003. Net loss for the quarter was $11.5 million or ($0.18) per share, an improvement of nearly 50 percent compared to a net loss of $22.1 million or ($0.35) per share in the prior quarter.

Net loss for the first fiscal quarter of 2004 included a pre-tax charge of approximately $0.7 million for the lease expense write-off associated with the Company’s relocation to its new corporate headquarters in Milpitas, California. Excluding this one time charge, the Company’s Non-GAAP net loss for the first fiscal quarter was approximately $10.8 million or ($0.17) per share. An explanation of Non-GAAP financial measures is discussed below and a reconciliation from the GAAP Condensed Consolidated Statements of Operations to the Non-GAAP results appears in the financial statements portion of this release.

Net orders were $94.2 million, up 55 percent from prior quarter orders of $60.9 million, yielding a net book-to-bill ratio of 1.38. Net orders were up over 133 percent from the same quarter a year ago. Gross margin increased from 38 percent in the prior quarter to 47 percent and the Company generated a positive cash flow of $3.7 million.

“We are pleased to report the strongest quarterly revenue and bookings performance in nearly three years with significantly better gross margin and book-to-bill numbers,” said Dr. Graham Siddall, chairman and chief executive officer of Credence. “We achieved positive cash flow this quarter, ahead of plan, and we expect to be profitable in the second fiscal quarter. Fifty-four percent of our bookings were generated by products introduced in the last eighteen months and we are seeing strong demand across all of our major product lines with particular growth in the flash, mixed-signal and wireless communications sectors. In general, we believe the industry’s upward momentum across nearly every market segment is a strong indication that we are in the early stages of a broadbased recovery.”

Second Quarter Fiscal 2004 Outlook

Revenue is expected to be approximately $84 to $87 million, with further improvements in gross margins to the range of 50 to 52 percent. The book-to-bill ratio is expected to remain above 1.0 in the upcoming quarter. The income per share amount on a GAAP basis is projected to be in the range of $0.00 to $0.02. This guidance reflects the tax provision, but does not include any provisions for one-time charges.

    Conference Call

Credence will hold a one-hour conference today at 7:00 a.m. PST. Participants will include Dr. Graham Siddall, Credence’s chairman and chief executive officer, Mr. Dave Ranhoff, Credence’s president and chief operating officer, and Mr. John Detwiler, Credence’s senior vice president and chief financial officer.

The call-in number is:

•	Domestic: 1-800-884-5695 Passcode: 11463075

•	International: 1-617-786-2960 Passcode: 11463075

The replay number is:

•	Domestic: 1-888-286-8010 Passcode: 25977212

•	International: 1-617-801-6888 Passcode: 25977212

Please call ten minutes prior to the scheduled start time. The replay runs through February 26, 2004, 12:30 p.m. PST.

Credence’s earnings conference call will also be broadcast simultaneously over the Internet. Please visit www.credence.com to access the call. If you have any questions or comments, please contact Brian Sereda at 408-635-4333.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence offers a wide range of systems for the test of analog, digital, non-volatile memory, mixed-signal, SoC, and wireless semiconductor devices typical in today’s automobile, portable computing, consumer and communications products. Credence and its subsidiaries also provide test program development and debug software, engineering validation test solutions, and advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Milpitas, California, the company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectation of profitability in the second quarter, consumer adoption of new technologies, the industry’s upward momentum indicating a broadbased recovery, the Company’s growth as business conditions improve and all statements under the heading “Second Quarter Fiscal 2004 Outlook.” These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such risks and uncertainties include, but are not limited to, cyclicality and downturns in the semiconductor industry, rapid technological change in the ATE market, the Company’s ability to successfully integrate acquisitions, economic instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development and commercialization of its new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, the timing of new technology, product introductions, intellectual property issues, the risk of early obsolescence and the Company’s ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures). Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

# # #

Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended January 31,		Prior Quarter Ended October 31,
	2004	2003	2003
Net sales	$68,125	$36,672	$57,781
Cost of goods sold - on net sales	36,222	24,208	35,666

Gross margin	31,903	12,464	22,115
Operating expenses:
Research and development	15,239	19,496	16,767
Selling, general & administrative	23,716	20,566	23,402
Amortization of purchased intangible assets	2,622	1,590	2,622
In-process research and development	—	1,510	—
Restructuring	653	1,392	—

Total operating expenses	42,230	44,554	42,791

Operating income (loss)	(10,327)	(32,090)	(20,676)
Interest and other income (loss)	294	1,927	(850)

Income (loss) before income taxes	(10,033)	(30,163)	(21,526)
Income taxes (benefit)	1,359	1	571
Minority interest (benefit)	77	—	10

Net income (loss)	$(11,469)	$(30,164)	$(22,107)

Net income (loss) per share
Basic	$(0.18)	$(0.49)	$(0.35)
Diluted	$(0.18)	$(0.49)	$(0.35)

Number of shares used in computing per share amounts
Basic	63,936	61,145	63,539

Diluted	63,936	61,145	63,539

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CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31, 2004 (unaudited)	October 31, 2003(1)
ASSETS
Current assets:
Cash and cash equivalents	$33,396	$27,318
Short-term investments	257,131	258,578
Accounts receivable, net	68,781	65,627
Inventories	83,287	83,356
Other current assets	13,973	15,981

Total current assets	456,568	450,860
Long-term investments	49,722	50,682
Property and equipment, net	102,049	102,111
Other assets	89,700	94,840

Total assets	$698,039	$698,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,125	$23,303
Accrued liabilities	52,100	45,770
Liabilities related to leased products	7,172	9,350
Deferred profit	4,715	4,556

Total current liabilities	91,112	82,979

Other liabilities	183,953	184,887
Stockholders’ equity	422,974	430,627

Total liabilities and stockholders’ equity	$698,039	$698,493

(1)	Derived from the audited financial statements for the year ended October 31, 2003

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CREDENCE SYSTEMS CORPORATION

Non-GAAP Financial Measures

(in thousands, except per share amounts)

(Unaudited)

Notes to Non-GAAP financial measures:

Operations for the three-month period ended January 31, 2004 included a pre-tax restructuring charge of approximately $0.7 million for the lease expense write-off associated with the Company’s relocation to its new corporate headquarters in Milpitas, California. Operations for the three-month period ended January 31, 2003 included pre-tax special charges of approximately $1.4 million for severance costs and lease write-offs related to restructuring activities during the quarter.

The information in the tables below reflects the net loss excluding the above-mentioned special items. This supplemental non-GAAP financial measure information is not in accordance with, nor an alternative for, generally accepted accounting principles. The Company provides non-GAAP financial measures to complement its consolidated financial statements presented in accordance with GAAP. The Company believes the non-GAAP information provides information to both management and investors by identifying certain expenses, that when excluded from the GAAP results, may provide additional understanding of the core operating results or business performance.

	Three Months Ended January 31,
	2004	2003
Net income (loss), Condensed Consolidated Statements of Operations	$(11,469)	$(30,164)

Add Back:
Operating expenses - Restructuring	653	1,392

Net income (loss), Non-GAAP	$(10,816)	$(28,772)

Net income (loss) per share, Non-GAAP
Basic	$(0.17)	$(0.47)
Diluted	$(0.17)	$(0.47)
Number of shares used in computing per share amounts
Basic	63,936	61,145
Diluted	63,936	61,145